Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Informed By Hilcorp Likely No Further Cash Distributions for 2019

FORT WORTH, Texas, August 9, 2019 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that the operator of the Trust’s subject interests (the “Subject Interests”), Hilcorp San Juan L.P. (“Hilcorp”), informed the Trust that it likely will not distribute to the Trust any royalty income for the remainder of 2019, primarily due to Hilcorp’s substantial capital expenditures for 2019. As a result of the lack of royalty income payments from Hilcorp, the Trust will not have any distributable income to pay to its unit holders. The Trust previously reported on May 9, 2019 that Hilcorp had revised its 2019 capital expenditures plan for the Subject Interests from approximately $2.7 million to $12.6 million in order to fund increased well recompletions and additional well drillings in the Subject Interests.

The Trust believes that it has sufficient capacity to draw upon its cash reserves to pay the Trust’s administrative expenses for the remainder of 2019. The Trust will not make any cash distributions to the Trust’s unit holders until future net proceeds from royalty income distributions are sufficient to pay the then-current Trust liabilities and replenish previously utilized cash reserves. In the event that the Trust has insufficient cash reserves to fund its administrative expenses, the Trust believes that it has the ability to borrow funds against the Trust’s royalty interests to cover the Trust’s administrative expenses until its cash reserves can be replenished from royalty income payments from Hilcorp.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “believes,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.